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                                                                    EXHIBIT 99.1


[HOWELL CORPORATION LOGO]                                          PRESS RELEASE


                  For Immediate Release         Contact:   John E. Brewster, Jr.
                                                            Vice President
                                                            (713) 658-4084


                            HOWELL REACHES AGREEMENT
                           TO BE ACQUIRED BY ANADARKO

HOUSTON, TEXAS, September 30, 2002 - HOWELL CORPORATION (NYSE:HWL; NASDAQ:HWLLP) today announced it has entered into an agreement to be acquired by Houston-based Anadarko Petroleum Corporation (NYSE: APC) in a cash merger in which Howell's common stockholders are to receive $20.75 per share and holders of Howell's $3.50 convertible preferred stock are to receive $76.15 per share. The acquisition's value is approximately $265 million, including Howell's bank debt, which is anticipated to be about $65 million at closing.

Anadarko and Howell boards of directors have unanimously approved the acquisition, which is expected to close by late 2002 or early 2003, subject to normal conditions, including approval by holders of a majority of Howell common stock. Howell directors, officers and founding-family members representing about 40 percent of common shares outstanding, have agreed to vote their shares in favor of the transaction with Anadarko.

Additional details of the transaction, including the terms of the merger agreement reached by Howell and Anadarko, will be set forth in proxy materials to be mailed to Howell shareholders in connection with a special meeting of Howell common shareholders.

"The Anadarko transaction represents a substantial premium to our historical trading range, greatly accelerating the creation of value that we have sought on behalf of our shareholders," Howell President and Chief Executive Officer Richard K. Hebert said. "The transaction should also be good news for our employees who will be a crucial resource as Anadarko aggressively pursues growth plans involving our Wyoming properties. This is a classic example of a win-win consolidation opportunity. The board of directors has agreed to recommend that shareholders vote in favor of the merger when it is presented to them later this year."

"Howell will fill an important niche in our overall project portfolio and will provide a lot of the talent needed to expand our oil production in Wyoming," Anadarko President and CEO John Seitz said. "Howell has an excellent asset base in Wyoming, including the Salt Creek field, which we believe represents one of the largest remaining enhanced oil recovery opportunities in the Lower 48 states. Anadarko already has a significant natural gas exploration effort underway in the region. This transaction will help provide a nice balance to that effort."



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Howell is an oil and gas exploration and production company with proved reserves of 45 million barrels of oil equivalent at year-end 2001 and current net production of approximately 12,000 BOE per day, primarily in the Salt Creek and Elk Basin fields in Wyoming. About 98 percent of Howell's proved reserves are fully developed, and about 88 percent are oil. Howell's 2001 year-end reserves were reviewed by two outside engineering firms.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies, with assets of $17 billion and reserves of 2.3 billion BOE. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing a strategic exploration program in several other countries. More information is available at www.anadarko.com .

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Exchange Act of 1934. Although Howell believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, uninsured risks, environmental risks, drilling and operating risks, risks related to exploration and development, the availability of capital resources, uncertainties about the estimates of reserves, competition and government regulation.

IMPORTANT INFORMATION: Howell Corporation intends to file with the SEC, and mail to its stockholders, a proxy statement in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF HOWELL ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT HOWELL AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when it is available) at the SEC's web site at www.sec.gov. A free copy of the proxy statement may also be obtained from Howell or Anadarko. Howell and its executive officers and directors, and Anadarko, may be deemed to be participants in the solicitation of proxies from the stockholders of Howell in favor of the transaction. Information regarding the interests of Howell's officers and directors in the transaction will be included in the proxy statement. In addition to the proxy statement to be filed by Howell in connection with the transaction each of Howell and Anadarko file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549. Investors should call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information filed by Howell and Anadarko with the SEC are also available for free at the SEC's web sit at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Howell or Anadarko. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.


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